FOR IMMEDIATE RELEASE

CONTACTS:             James G. Rakes, President & CEO  (540) 951-6236
                      J. Robert Buchanan, Treasurer    (276) 979-0341




BLACKSBURG, VA,, MAY 13, 2004: National Bankshares, Inc. (Nasdaq SmallCap
Market: NKSH) today announced that its Board of Directors has authorized the repurchase of up to $1 million of the company's common stock over the next twelve months, until May 31, 2005. The stock will be purchased in the open market in amounts and at times as management determines is prudent. The exact number of shares of common stock purchased under the announced stock repurchase plan, if any, and the timing of those purchases will be based on various factors, such as management's assessments of National Bankshares' capital structure and liquidity, the market price of the company's shares as compared to management's assessment of the stock's underlying value, as well as applicable accounting, legal and regulatory factors.

        James G. Rakes, Chairman, President and CEO of National Bankshares, Inc. said, "The company's strong earnings have put us in a good capital position. We are fortunate to have capital that is in excess of our ongoing operational needs and regulatory requirements. Operationally, our Bank of Tazewell County subsidiary recently completed the purchase of loans and assumption of deposits of the Richlands, Virginia branch office of a North Carolina bank. Our subsidiary National Bank of Blacksburg is awaiting regulatory approval of a planned purchase of assets and assumption of liabilities of Community National Bank in Pulaski, Virginia. The share repurchase authorization is another tool that enables us to manage capital in the best interests of our stockholders.

        National Bankshares, Inc. is a financial holding company with headquarters in Blacksburg, Virginia. Its two community bank subsidiaries, The National Bank, headquartered in Blacksburg, and Bank of Tazewell County, with its main office in Tazewell, serve Southwest Virginia with a total of 24 offices. The company also operates a non-bank subsidiary, National Bankshares Financial Services, Inc., which does business as National Bankshares Investment Services and National Bankshares Insurance Services. National Bankshares, Inc. stock trades on the Nasdaq Stock Market under the symbol "NKSH". Additional information is available on the company's web site at www.nationalbankshares.com.